CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 033-37103 on Form N-1A of our report dated September 28, 2010, relating to the financial statements and financial highlights of BlackRock Utilities and Telecommunications Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR/A of the Fund for the year ended July 31, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 23, 2010